Exhibit (i)(3)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the reference to our firm included in the prospectuses and statements of additional information of Equity-Income Portfolio, Growth Portfolio, High Income Portfolio, Money Market Portfolio, Overseas Portfolio and Value Portfolio of Variable Insurance Products Fund filed as part of this Post-Effective Amendment No. 57 to the Registration Statement (File Nos. 002-75010 and 811-03329) and to the use of our opinion of counsel, incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 54 to the Registration Statement on Form N-1A (File Nos. 002-75010 and 811-03329).

/s/Shearman & Sterling LLP

Shearman & Sterling LLP

New York, NY

April 29, 2004

KM/sr